Exhibit 99.1

Dawn Francfort, ICR

Good morning I am Dawn Francfort from ICR. We are pleased to welcome you to today’s analyst meeting. This meeting is for sell-side analysts to allow you to get to know the Wag business and the leadership team to provide information that can inform your models and to answer your questions about Wag. So to ensure optimal presentation settings, we ask that everyone please place themselves on mute. We'll have a Q&A session once the team has gone through the presentation. To ask a question, we're going to use the raise your hand function in zoom. Please ensure that your first name and last name are visible. You'll then be identified prompted on mute and go ahead and put your question and following today's session if you need anything else. Please just reach out to ICR you guys all know how to get in touch with us. And before I turn the presentation over to Garrett Smallwood, Chief Executive Officer of Wag I need to read some forward-looking statements. They're not limited expected expectations with respect to future performance included projected financial information which is not audited or reviewed by auditors and anticipated financial impacts of the proposed transaction, the satisfaction of the closing conditions to the proposed transaction, and the timing and completion of the proposed transaction. These forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from the expected results. CHW Acquisition Corp does not undertake or accept any obligation or undertaking to least publicly any updates or revisions 10 forward looking statements to reflect any change in their expectations or changes in events, conditions or circumstances on which any such statement is based. You can read slide two in the investor presentation for the safe harbor language and additional legal disclaimers and you can also check out CHW acquisitions filings with the SEC for discussion of the risks that can affect the business combination. And with that, I will turn the call over to Garrett.

Garrett Smallwood, Wag CEO

Awesome, thank you, I should say pawsome. Thank you, Dawn. It's a treat to have all of you here. I promise to make the most of your time. I'm joined by Adam Storm, believe it or not my childhood best friend and our chief product officer and President as well as Alec Davidian our CFO as well as Mark and Jonah from CHW. You guys hopefully have heard the WAG story before we're really excited but I'll kick it to Jonah to talk about CHW and why we decided to partner.

Jonah Raskas, CHW Acquisition Corp.

Yeah, so a little bit of background on ourselves and our team. We went public back in September. We announced this transaction in the beginning of February. And when we were going out and seeking business targets and the merger acquisition, we were looking for a few key areas. We were looking for a company that was growing and growing quickly. We were looking for an exciting category and sector and we saw really an incredible amount of businesses very early on and quickly. We also saw the WAG team and met Garrett and Adam and we were incredibly impressed by what they have done here by this overall business and really excited about the incredible tailwinds that they are seeing especially as people and many people will go back to work and return to the overall business and office setting. So with that I would love to pass it back to you Garrett and excited to walk the story with everyone today.

Garrett Smallwood, Wag CEO

Awesome. Thanks Jonah. Cool so WAGs mission is we believe that being busy shouldn't stop you from owning or taking care of your pet. I'm sure all of you are very, very busy and hopefully many of you have pets and WAG exists to make pet ownership possible and to bring joy to pets and those who love them. As a reminder, WAG is a marketplace caregivers participate in the marketplace with more than 400,000 approved background check caregivers that are building their business on wag and their pet parents are the booking services each and every day across the US with these great local caregivers. So business started in 2015. When you think about it back then many people were not doing this Zoom thing. And were in office and on date nights and at the movies and had to leave their pets behind frequently during the day and leaving your pet home alone is actually very stressful for those who have a pet either a dog or a cat you know there's your dog needs to get outside he needs fresh air needs exercise needs a potty break. Wag exists to solve this problem of pet parent guilt while you're away from home. So think about it as the ultimate solution to addressing your pets needs. Why you can't be there.

Next slide. When you think about Wag I really want y'all to think about it as we're consolidating the pet industry onto the phone. And walking is really like the first step into the door of the pet parents’ life. And walking is really interesting for a few reasons. It's mobile first. So 98-99 plus percent of our pets are on their mobile device that requires home access, believe it or not more than 75% of the time no one is home for the service. I was like why would you get a dog walker or a caregiver or dropping if you're home if I want to do it yourself. And the most interesting thing is it's a weekly use case. So the average wag pet parents platform is booking four to five services. a month. So we started to make this in 2015 and services. You can see the top right is up the tam kind of the smallest group but the most frequently thing. We then launched wellness and vet care services in 2021 are kind of working our way up the stack. And I think the reason we're really excited about going public with CHW is you continue to expand kind of the AOV and share a wallet for our pet parents into things like pet food and treats. You can imagine immigrate vitamins and supplements and other categories to continue to influence their pets' health and life. So if this was a retail store this is how I want you to think about the product assortment. We're the one stop shop for premium pet care. So to be really clear, we're not for everyone. We're for the premium pet parent. If you think about a $20 walk you know that is not a light purchase. That's an appropriate purchase for a premium pet parent. And obviously, that's a really frequent use case kind of as WAG started, we should expand the drop in visits, which is a quick visit for dogs and cats. Usually puppies, senior dogs and cats who are left home alone don't want to go outside, overnight boarding and sitting so boarding is a sleepover in someone else's home and sitting is a sleepover in your home. It was really like a derivative of Airbnb or alternative to a kennel. We also offer one on one training sessions through the WAG app you can be a great local certified trainer, help your dog out or cat I guess with any needs. That's about 46% of our business in q1 2022 now 54% of our business in q1 was our wellness business. Credibly fast growing it's a really exciting category for us. We recently launched in 2021. This is a couple of different products. The first is telehealth. We offer 24/7 expert health advice right through the WAG app. There's simple and affordable wellness plans and an insurance comparison marketplace engine. So we offer kind of the Premium Suite to help you take care of your pet's health outside of things like exercise and drop ins and check ins. Now anchoring all of these products is Wag premium. So think about why premium like our Amazon prime or dash pass for $9.99 a month you unlock a 10% discount on services 24/7 VIP customer service top rated caregivers, notebooks bunch of other ancillary benefits and as of q1 48% of active pet parents were subscribed to premium so great payment bring in penetration stickier pet parents rather committing to the platform to booking to taking care of other services with us. That's really important caveat for the business. Next slide I think Margaux has a video for us I forgot so excited. To give you a little sneak peek of the app.

Video 1

This is your dog. He needs a walk while the family's out. That's where WAG comes in. WAG lets you book a dog walker whenever you need this is Faith she's great with dogs. I grew up with a beagle and a Golden Retriever. Plus she's been vetted by WAG. I always open the door slowly just in case your dog is waiting behind it. Faith knows how to give your dog a great walk and she fills you in on all the details. That's why you use Wag because great walkers like Faith download the app and book your first walk today.

Video 2

Your dog needs a safe place to stay when you're out of town. Wag lets you book a local trusted dog caregiver. Like Anna. Hi. Anna has been vetted by wag so you know your best friend is in good hands. Wag. Download the app today.

Garrett Smallwood, Wag CEO

Awesome. Thanks Margaux. To give you a sneak peek we think about pet parents is they're leaving the home right it’s a key kind of catalysts for the wag services. To tell you about the Pet care’s tam here's tam it's incredible. It grew to 123.6 billion in 2021 it beat kind of all estimates. It's just an incredible category that seems very resilient. If you look at 08-09 not a lot changed. And we operate in two distinct tams. The first is the services tam that's walking, sitting, boarding, training, etc. That's approximately $10 billion of pet spend. Now we recently expanded to wellness, vet care services, insurance, things like that. That's about 34 billion and so the slide earlier we think about wag as continuing to work up the stack and solving additional pet parent needs and expanding into new categories. Next slide, please Margaux. Awesome. So the pandemic was not kind. Why we didn't know tailwinds during the pandemic to be clear when you're wearing hazmat suits in New York City and you can't leave your apartment or townhouse like you don't need a wag walker. And so we have seen the last kind of eight to 12 months as a slow and steady return to normal in the business. But just as a reminder, this business has been big before we've been at scale. We're in 50 states and 5300 cities. We've helped 1.1 million pet parents complete more than $325 million in books since we launched this business. So we're really excited about how the business is excelling out of the pandemic but it's still really early, right? It could still really early stages. We're not doing this in person as much as I want to do so. Don't really do catalyst and many of you get back the office. Many of you start traveling again. Wag should actually continue to accelerate. And one of the things we spend a lot of time looking at is office kind of return to office penetration to where we are. We use a company called Kastle with a K and they publish a weekly back to work barometer. This is a refresher Kastle is a key card company that published kind of key card usage for offices across the US. And if you look at our most recent trends only like really about 40 to 44% back in most major markets. There's some bias for red versus blue states, but it's still really early. We're not assuming that we ever go back to 100% normal, but we're assuming that this trend continues. As we're turned off, this trend continues through at least q1 of 23. And so we think there's gonna be a slow and steady return to normal over the next several quarters. What is really bullish is that that that one in five households adopted a pet since the start of the pandemic. So that's 23 million households. Now more than 90 million families in the US own a pet and all of them know their pets needs better than ever before. Two years basically with their pet learning how they like to eat, learning when they like to walk, learning where they like to sleep. And so when you leave them, you actually like now better understand their needs better probably than ever before. And you see that in our cohorts, we published our most recent cohort q1 earnings and you can see our 2022 cohorts are already outperforming our 2021 at their respective timing. Very bullish on the trend of pets as members of the family.

Next slide. And again, we have a proven ability to diversify categories, we have proven ability to work away from walking many of your questions have been as we've met. It's just a dog walking business. I would say absolutely not. You know we really are expanding categories, increasing penetration of subscription products of sticky wellness plans and other businesses. And we continue to be bullish on the opportunity that the wellness category presents. Next slide. Great. With that, I will pass it to Adam, our President and Chief Product Officer.

Adam Storm, Wag President and Chief Product Officer.

So before we get into a bunch of screenshots of the app, just wanted to start with a set of KPIs that will help you understand where we exist as a marketplace against you know, other comps. So first and foremost, is going to be this five times monthly frequency. We've talked a lot we're going to talk a lot today about building a platform business to solve a lot of pet parent needs. And the fact that we're in your home interacting with your pet face to face more than once a week, it’s a really strong platform to build that trusted relationship and upsell to other products and services. And then basically every other KPI we're going to go through we think is downstream of excellent experience quality. So starting from NPS, we have around 70 MPs from a pet parent side and around 50 MPs on the pet caregiver side. These were both gathered during the pandemic. So both sides of our marketplace both supply and demand having excellent experiences and then in terms of terms of average service rating, 4.97 stars out of five across 11 million plus reviews. So community again really having a great time on the platform. And that's what drives for example, our 70% Organic user acquisition. Great experiences drive word of mouth, they drive repeat booking they drive, you know the brand effectively. This also has resulted in a negative supply side CAC. So we'd like to think we talked about wag as the best gig in America, right walking a goldendoodle at 2pm in a nice neighborhood in the sun. Pretty nice gig. That actually resulted in negative supply side CAC because caregivers pay $29.95 to join the platform. Again, negative supply side CAC. Finally on the premium subscription side, getting into a little bit more financial modeling, our paid subscription at $9.99 a month. Has 48% penetration in the active user base. So customers really seeing the value in joining Wag premium and then getting all of the benefits across the ecosystem of services. Finally, on unit economics side we have a four to one LTV CAC in q1. Our LTV definition is a three-year LTV. So we have CAC payback period of under six months right now, which we're really happy with. Cool let's jump into the product. So what is wag? 98% of our community is mobile. Mobile first really next gen pet owners is the easiest way with a couple of clicks to book a service from your phone, review the caregivers profile that you've been matched with, and then follow along the service on the GPS map. And then after every service can get really awesome report where your pet went smelled some flowers, you know, chased a squirrel. It's really something we take pride in. You go to the next slide. Cool. So again, we talk a lot about the experience quality we think every day about experience quality because that is really what drives all of these downstream KPIs word of mouth, rebooking race.  Let's jump to the next slide. Thank you, Margaux. So it's important to understand that we're not just replacing traditional dog walkers. 90% of our customers had never used a dog walker before. We're really democratizing access to pet care and on demand services, much in the same way that Uber has democratized access to the black car service. So these pet parents who had never used a pro dog walker before are now using wag four to five times a month to help you know, solve for their busy lifestyle. You go to the next slide. So a little bit more about that use case. Everybody on this call is really busy. You don't know when things are going to come up. You don't know if you and your team are going to have to stay at work over lunch for a meeting. Or if you and your colleagues want to go for drinks after work. Normally for pet parents, this is really stressful. It's like I can't I have to race home I have to let my dog out. But with Wag we can match you with somebody excellent in your community in 15 minutes or less. And, you know, talking about great experiences driving downstream KPIs. 90% of our customers who book with us will go on to book another service with us we their KPI we discuss this rebooking rates. Next slide. Cool. So a little bit more about Wag the platform. A lot of customers know us for our dog walking product, and that's really what they joined the platform for is on demand dog walking and get Wag premium because it only makes sense. You're gonna save 10% on services, you're gonna get access to the best caregivers get VIP support. And then when any of these other use cases arise, let's say you're traveling, you're going to do sitting and boarding through the WAG platform because all of those premium benefits apply to all of our products and services. So dog is pulling on the leash to consumer feedback, you're getting an all of your report cards, you're gonna book a trainer through Wag if your dog you know, eats any sort of thing from the trash and you'd like to chat live with the vet know whether or not to be concerned. You're gonna do that through Wag. So our attach rate, find customers movement of products from multiple verticals across 26% blended across the platform, you go to the next slide. So Wag premium the subscription product, as you might imagine, these customers are even stickier. These customers are using us seven to eight times a month.  48% of our active customers are subscribed to act premium and 42% are going to book products and services from multiple verticals. Right. So the story here is you the folks who are upselling using Wag premium are then using us for all of their premium pet care needs. Garrett do you want to talk more about supply?

Garrett Smallwood, Wag CEO

So as Adam said we have what we think is the best gig in America. Would you rather be delivering Chinese food at 8 o’clock on a Saturday night in Soho or walking a 2 year old golden retriever at 2 o’clock. On Thursday, it's just a phenomenal gig. And so there's now more than 400,000 screened background checked and approved caregivers that operate on the Wag platform. And it's really two buckets of caregivers. The first is college age females who in between class or after work or whatever it is want to make some money or spend time with pups and they wouldn't drive for Uber or DoorDash. They are happy to spend time with pups. And the second biggest group leader is retirees. People want to get steps in this one only gives me like be outside getting fresh air ,walking a mile or two with a pup in your local neighborhood. Usually, there's really no shortage of people who want to participate in that gig as a result, but as I said earlier, we are able to charge the caregiver $25 to participate in the platform that covers their screening and background check process, which we're then able to make sure is one of the most thorough in the industry. It's a seven year lookup sex offender list, registries everything you care about if someone is entering your home. It's an extensive knowledge test to make sure that we're comfortable with what's happening in your experience. Three is property damage up to a million dollars and then 24/7 customer service should anything go wrong. That's domestic readily available single ring we're here to help customer service in Phoenix Arizona. So the caregivers really make the community special and spend a lot of time making sure that the right people do the gig. There's an abundance of people who want to take care of pets. I think we're gonna introduce you to another great local caregiver Katie who will tell you why she loves the WAG gig.

Video 3

After 200 walks and like over two years of doing this, I think it's safe to say that I'm into it.

My name is Katie, I'm a dog walker for Wag and I love my job walking for wag has been the bomb honestly, I enjoy it so much. Essentially I'm getting paid to hang out with dogs, explore LA, get some sunshine and get some exercise. It's a really awesome gig. There's one dog in particular, she's an adorable little black Frenchie. Seeing their reaction when I arrived is the funniest thing. She just gets so excited it's been so much fun.

Garrett Smallwood, Wag CEO

Cool, thanks Margo - there’s like 400,000 Kates their amazing people love taking care of other peoples pets. let’s go to the next slide, Cool lets talk financials, Adam do you want to walk through unit economics and service A grade?

Adam Storm, Wag President and Chief Product Officer

So for illustrative purposes here you're looking at the breakdown of the average 30 minute walk in Q1. So roughly $27 of gross bookings, of which run for $4 Which of course they keep 100% of on $14 in the caregiver pay out around $1.50 in our blending discounting programs which leaves wag with about $8 So a couple of things here. One, this describes the average 30 minute dog walk on the platform. But this breakdown is analogous for all of the services we offer. We have this 40% platform take that applies to every service system. The other thing that's worth stating is the fact that we're capturing $8 of a $27 transaction and it was really what LTV we have such strong economic participation on a per user basis allows us to market and acquire customers profitably allows us to have really healthy CAC, LTV dynamics, etc. So we have positive unit economics in every market that we operate in for every service we offer to the next line. So a little history on take rate here, though, you know, for this business COVID has not been a blessing obviously when everybody's at home and hazmat suits, they don't need their own dog walks. But we like to think about it a little bit as like an F1 car pulling into the pit stop allowing us to really improve the fundamentals from a technology perspective. From an operations perspective. You can really see this reflected in our take rate. We've grown take rate from around 20% in q1 of ‘19, steady state under 36-37% today for our service business. This is obviously substantially higher than the comp that everybody likes to compare us to in the pet services space, but really robust take rate on a go forward basis. Go to the next slide. A little bit more on Wag premium here. So Wag premium, the paid subscription product was the first thing we launched at the beginning of 2020. And as you can see we had vertical uptake, immediate product market fit, and then the pandemic happened. And you can kind of see net ABS were flat for about a year until 2021 rolled around. And then folks started to you know, go back to date night, go back to the office slowly but surely. And these cohorts have really compounded on themselves. So 48% of our active users are subscribed to Wag premium. We have over 130% year over year growth. And I think that 48% is especially important that’s up year over year from around 25%. We went from 25% of active users subscribed to now 48% And what that's really showing you is as folks emerge from the pandemic and establish new habits, they're more willing to commit to this subscription product and say yes, I want to use Wag for the medium and long term and use other services categories. So and you know it's worth stating that 25% of our premium customers are choosing an annual plan. Next slide. So ultimately, all this work we've put in, we think has to culminate in the cohort curves. We can talk about service expansion and premium if it doesn't show up in the cohort curves. You know what it really is the financial impact So here you're looking at cumulative service revenue per customer based on the cohort vintage of that customer. So, In gray you're looking at 2017 2018 2019. In blue, you're looking at 2020 2021 2022. So at the same point in these customers' lifecycle, they’re generating 2,3, in some cases 4x the revenues as their comparable from pre pandemic periods. And again, this is really a function of Wag Premium the paid subscription role out which did not exist in 2017 2018 2019 the multiple product upsell and cross sell, that Wag premium has driven as well as well as the operational side of the business the take rate expansion that people are seeing. So, the 2022 cohort are the best to date, and that brings us to our LTV which is right around $340, that’s a 3 year number because Customers are so sticky from years three, five and seven. You could model more like a five-year LTV, which would be over $450. But when we say LTV we’re just using industry standard 3 year LTV CAC is a three-year number. Of course if you were to talk a five year that LTV CAC gets substantially better. Our go forward target for 2022 2023 is $100 CAC that is higher than our current CAC. Our current CAC LTV in Q1 was more like 4 to 1 But in this environment where all these folks are going back to the office for the first time commuting for the first time, getting on the subway for the first time we want to be really present in the media landscape. So as folks are looking for a solution for their pet, they think Wag first that will culminate in a CAC payback period of around six months. So it's still a really healthy cash conversion cycle. Next slide. Great. So this slide is effectively what do you have to believe, for us to hit the projections that we put forward. So starting on the right side, graph you're looking at quarterly revenue versus the model we put together in q3. So the through line here is Everybody last year said the pandemic was going to end in August-September and then Delta happened and then it was okay Jan1st we're going back to the office and then Omicron happened. We wanted to be really diligent with our kind of modeling assumptions and really say we don't know exactly when this return to normal is gonna look like. Let's just kind of average it across, you know, back half of 21 22 first half of 23 and you know, I think those conservative assumptions have proven like they're supposed to proven conservative. So we've substantially beat our model and guidance to date. A little bit more color on what will it take for us to beat going forward. Again really steady state return to office in q1 of 22 through q1 q2 of 23. Not expecting our monthly service numbers from pre pandemic to reach pre pandemic levels until q4 of this year. So again, just really steady and we're also not projecting that our pre Covid cohorts will reach the levels that they were they’re not all going to come back a lot of customers hundreds of 1000s of customers were using us pre-pandemic its been 2 yeads we’re not modeling that they are going to make up the majority of revenues going forward. If customers do come back in mass we would substantially beat this model. A couple other points just on cross sell upsell, we're not modeling that cohorts are going to be fundamentally better for the past not modeling cross mix and cross sell is substantially different than it was during the COVID period. So just kind of using the most recent data to kind of project forward we're not modeling substantial changes. The financial side stable margins of around 90% No material liabilities. None of our growth assumes any sort of m&a or inorganic acquisition. We're modeling EBITDA burn of around 15 million and 10 million for 22 and 23 respectively with total cash outlay to profitability of roughly 25 million dollars from here. Let's turn to the next slide, let’s start to visualize our gross assumptions. Starting with gross bookings on the left side. Not even imagining full year 2022 will be as large as 2019 from a gross bookings basis. It's really about slow and steady return to normal, but if you look at the right side graph. Our take rate from blended business lines went from 29% back in 2019 to 55% in q1. We're modeling 45% 2022 Just trying to be conservative. So on that same gross bookings number, we're delivering almost double the net revenue. Go to the next slide. This is even more dramatic when you blend in our margins. So, profit margin, the proxy is going to be gross margin. So margins went from around 65% of revenue in 2019 to 92% in q1 we are modeling 89% For full year 22. So again, at the same gross bookings scale in 2019 vs 22, we're going to be doing about triple the profit the GP proxy. And then the final thing really looking is the gold bars, which is the run rate of q1 so said plainly, we're already at q1, the run rate we need to be at for the whole year. So very bullish on the quarters to come and the momentum we've had thus far. Finally on the EBITDA side we’re projecting around negative 37% we said about 15 million in burn this year then 10 million next year and profitability in q1 q2 timeframe of 24 and again total cash outlay of 25 million dollars. And finally, it's just worth noting that in q1 22 We came in well under our estimates on the EBITDA side somewhere around minus 22% margin versus minus 37% for full year that we're expecting for a full year. So really excited about the progress we've made. The next slide. Great. So let's just take a step back, look at the business overall. In 2019. We did 3.6 million services driving $95 million in gross bookings and that drove around $28 million in revenue just because of what take rate was at the time. So flash forward to 2021 We did 1.2 million services driving $47 million in gross bookings a little less than half the scale we were in 2019 but because take rate for the year was 42%. We drove over $20 million in revenue. In 2023 we're going to do about 2.3 million services. So well under the scale that we operated that in 2019 but because take rate is 45% and the gross margin proxies are around 90 percent, the way those dollars flow through the p&l are substantially healthier. And the last thing worth kind of pointing out here is to compare the EBITDA line against the sales and marketing line, especially for the back half of this year and 2023. Sales and marketing are really the profitability lever for this business. We could be profitable you know, frankly, as soon as we wanted to. It's really a function of sales marketing and the unit economics underpinning that that marketing spent. If we're driving north of three to one LTV CAC on this acquisition marketing, and the payback period is sub six months. We're really going to focus on growth on the go forward period and it only makes sense we really like that return on capital.so with that lets jump to the next slide Garrett do you want to talk a little about platform expansion?

Garrett Smallwood, Wag CEO

So the question is why go public? Why not just raise from tiger? We first off love the idea of SPAC and we have great partners in Jonah and Mark and we think it's a great time to put a currency to work. So while we haven't modeled in any acquisitions, we certainly think there's a huge amount of opportunity in continuing to expand premium benefits and expand the platform penetration usage across services. So I think prescription meds make a ton of sense for us other categories that are direct to consumer, high quality food and treats. I think I said that earlier. And then as a reminder, we access the home when no one is there. So 75%+ of the time no one is there for the service while it's being delivered. We currently sell and distribute Wag branded lock boxes across the US could make a ton of sense for us to continue to access the home through other intelligent ways Smart Home tech, keytags, Multifamily Home Access Solutions, so we'll probably continue to lean into ways to make home access even simpler. Great so next slide…Adam, want to talk about long term targets?

Adam Storm, Wag President and Chief Product Officer.

Yeah, so in 2021, our take rate was 42%. Long term target is 40%. Or well north of that now feels like a nice conservative target. On the revenue growth side 68% percent growth and 2021 40% is our long term target. EBITDA margin minus 50% in 2021 long term target is 30% plus. So you know the 30% Plus we get questions on what kind of time frame are we looking at here? This growth and even margin is kind of in the five year time frame is the way we're thinking about it, given that our LTV CAC dynamics are north of three to one. And you know, we're a technology business. So as you know, revenue scales fixed costs do not. So it only makes sense that we're going to kind of approach that 30% EBITDA margin as kind of our terminal EBITDA margin as a function of return on marketing spend efficiencies within the building in our ecosystem. So let's go to the next slide. Great Mark, do you want to take it from here?

Mark Grundman, CHW Acquisition Corp.

Yeah, thank you very much Adam. So, as we thought about comps and valuation, we wanted to highlight some of the key differences that Wag embodies. Firstly, it's a leader in its space, and its largest customer base as well as its market presence and also high growth rate. As we look to comps with similar characteristics in their respective seen similar spaces, as you can see on the right. Those are the type of companies that we wanted to compare to, we go to the next slide. So we look at these comps and multiples looking forward to 2023 Wag is roughly a 20% discount to the median across the board. If we can go to next slide. And Wag’s growth rate is also superior to the other comps out there. As you see the CAGR first of all, nearly 80% versus other comps in the same space. And their gross margins are closer to 90% which is above every other competitor out there as well. So it's more similar to FIVR and Airbnb. And we can move to the next slide. Great, so looking at the transaction as a whole, as valued the company valued at about $350 million enterprise value and de-risk the back end and raised $46 million dollar pipe in order to make sure that the company has the proper amount of cash to move forward. And we also want to highlight the Wag’s existing management and insiders will be rolling 100% of equity behind that equity transaction and also aligned with us on the CHW sides and earnouts as we believe very much in the long term prospects of the company. And we believe that this evaluation of the grow with superior economics tailwinds within macro economic improvements coupled with the return to normal as we are seeing. We are extremely confident about the direction of the business and management division for future growth as well. And we believe we're really at a stage where it's just beginning to scratching the surface. We can go to the next slide. And with that, they are ready for their time and we're open to questions and answers now.

Dawn Francfort, ICR

Okay, great. So, we're gonna begin the q&a session feel free to put yourself on video so we have a better interaction if you want. But the management team is here and ready. So we'll start off and we’re going to do the raise your hand function. If you're not speaking. Please mute yourself to ask your question. So we'll start off with Jason over Oppenheimer. Please unmute and go ahead Jas.

Jason Helfstein, Opco

Hi guys so I think I’ll ask two, so I think in the 30 minute dog walker example that was a 30% take rate I think, in that example, but you know you’re over 40% right now so maybe just talk about is it out of date, or, you know, like, is there a mix of other things that get you to that, obviously, over 40%? And, I guess second question. Bookings per service was up 34% I think in 21 maybe talk about you know, what, what drove that? Like, how much of that was things you did versus things that Users pet owners needed? Thanks.

Garrett Smallwood, Wag CEO

Adam do you want to take that? You love talking margins.

Adam Storm, Wag President and Chief Product Officer.

Yeah, so first on the take rate question that examples was around 30%. It's because it excludes some things that are not directly part of the services itself. So for one the Wag premium subscription, right, and other kinds of ancillary revenue lines within the services ecosystem. We just wanted to look at like what is a unit look like in isolation without kind of blending in all of these other like, you know, software, software margin businesses.

Garrett Smallwood, Wag CEO

And then expand the upside in take rate is a function of us cross selling two things like wellness plans, telehealth and the insurance comparison marketplace, those businesses or more CPC or CPA or sometimes PPC models. So as a reminder, we're building the platform. We want to be the platform of choice for  petparents, I want to monetize accordingly, as the middleman. We believe Jason that those businesses will continue to apply upward pressure on overall take rate. So you should see take rate continue to trend outside the services bound. As a reminder, the services bound max is 40% because that’s the maximum we take, obviously, but assuming that we will continue to have some sort of discount there. The second question was gross bookings growth on a per service basis that we're chasing is that right Jason?

Jason Helfstein, Opco

Correct I think it was up like 34% last year.

Garrett Smallwood, Wag CEO

Yeah. Well, I think that some of that's going to be pricing pressure. So that's gonna be service mix. We introduced 60 minute services so you'll see as customers return to normal. We are seeing a slight trend in customers leaning more towards deluxe products. We introduced 60 minute drop-ins in q4 and that’s obviously much more expensive than a 20 minute drop in and deluxe walks are an order of magnitude more expensive than a 20 minute walk. So as customer’s service mix changes will continue to put upward pressure on booking value.

Does that answer your question, Jason?

Jason Helfstein, Opco

Yes, yep thank you.

Dawn Francfort, ICR

Okay, great. the next question will come from Lauren at Morgan Stanley.

Lauren Schenk, Morgan Stanley

Great thanks. Wondering if you can talk about maybe customer retention not revenue but customer retention on a one year basis for both the pet parents and the caregivers. You know, what's what's the risk that walker's go off the platform for time? And then second, can you just help us bridge the EBITDA margin target of 30% from the negative 15 today is that largely going to come from marketing leverage, just curious what the key drivers are there?

Garrett Smallwood, Wag CEO

Yeah Lauren, love it thank you for the question. So just in terms of how we think about pet parents and pet caregivers on the platform, which I think is important to understand that how we view the marketplace is there are over abundance of people that want to take care of other people's pets. And so we actually spend most of our time thinking about the pet parents themselves, and they have a frequently delightful experience. What’s really interesting about wag verses other marketplace is that you never do a meet and greet in almost all of your first time bookings. We select the caregiver on behalf of you. And I would also add you’re not there for the service so you never get to go meet the pro at their house to schedule a boarding. You never build a relationship with them directly. And frankly Lauren, more most of the time you're booking your first service your not home for the service. So you actually never interact with a caregiver and then you find that the app is doing most of the prescribing of the experience for you and telling you where the caregiver walked, where they peed and pooped how they cleaned it up, how they accessed your home, all of that. I also say that the caregivers are very gig oriented and very part time very few caregivers do this as a full time gig so the fast majority of caregivers are doing this a few times a week so their schedule and availability can be very random. So the idea that you can get the same caregiver to book the same service frequently is very rare and so all of those things culminate in the fact that it's actually a pain in the butt to disintermediate. We liken it to the likes of DoorDash or Instacart. Not sure how many people try to take their DoorDash driver off the platform, right? So it's not really a problem for us and first year retention, we really think about the second rate booking rate and Adam alluded to that's 90 plus percent, rebooking rate and I think our closest comp is 70%, meaning once you tried the platform you are hooked and you are staying and we have a six month payback so you could assume that some of that LTV is front loaded. Your second question Lauren is around EBITDA margins?

Lauren Schenk, Morgan Stanley

Yeah what are the key drivers to get to that 30%

Garrett Smallwood, Wag CEO

Sales and marketing. Give me sales and marketing expenses we are leaning very aggressively into sales and marketing for the first time in two years. We think It's a great time to do that. We also think that some of those returns won't be immediately realized as a function of the slow and steady return to normal. So some of it might be a little bit early in the market. Some of them might be hopefully not too late. But generally we're gonna start leaning in pretty aggressively. You can see sales and marketing ramp I think correct me if I'm wrong to 26 and then 45 next year. That is the single lever to our ability to be profitable. And we'll continue to manage that based on the return to normalcy we’re seeing.

Lauren Schenk, Morgan Stanley

Okay, Thanks.

Dawn Francfort, ICR

Next question is Tom from DA Davidson.

Tom White, DA Davidson

Thanks guys, two if I could just a follow up on the pet parent rebooking stat I think you said 90% and your biggest competitor is 70%. Why do you think you do so much better on that is it the product mix that maybe explains a bit of that or they're like specific things like the experiences that you guys are doing a better job at? And then a follow up on EBITDA.

Garrett Smallwood, Wag CEO

I'll take the first one. When we think about the product experience Tom I think you're spot on. When you go to book a Wag service you submit a request and then great local caregivers pick up that request and you match with them on the back end, you don't really browse and book frequently for walking. Our closest competitor and I think like dog boarding facilities you’re like kind of looking through listing sites and you might look like Yelp and message a bunch of pros you know and call and schedule. I think that's true of other services. It's really like a listing or directory service. That's not really true in Wag. Now to be clear, we do have a product called browse and book where you can browse great local caregivers in your neighborhood, message them and then book directly with them through the app. But that's actually gated behind Wag premium and so the forcing function of requiring payments for services and the nature of you just submitting a request and Wag finding you a great local caregiver, kind of force functions you to participate in the marketplace with some degree of trust. I'd also say we do not offer meet and greets unilaterally that's not a service we think is valuable. That is a service we do not want to participate in. We actually think it disrupts the product flow. I think that’s opposite many other services and so not having meet and greets then locks the customer and the caregiver on the platform. Does that answer your question there Tom on that one?

Tom White, DA Davidson

Yeah, that's super helpful thanks. Then just on the EBITDA loss forecasts can you maybe just elaborate more on the assumptions around marketing, efficiency behind those forecasts. What I'm trying to understand is what would be the main things to happen to potentially pull forward that EBITDA positive timetable?

Garrett Smallwood, Wag CEO

Adam, do you want to talk about EBITDA and maybe profit margin?

Adam Storm, Wag President and Chief Product Officer.

Yeah, so first and foremost, we're scaling that marketing spend as you can see fairly aggressively within tight performance bounds. So north of LTV projecting around $100 CACS around 3.4 LTV/CAC ratio, payback period, under six months. There's also plenty of room for LTV expansion, so we're really comfortable with the kind of return on capital that we're deploying. The lack of EBITDA profitability is really a function of the aggressiveness of the marketing growth. We have we have this very specific window where folks are returning to office for the first time you know, it's like a one in one lifetime pandemic and a once in a lifetime return from a pandemic. So we think that there's a really important window to grow the brand and be part of these folks establishing habits. The last thing is just that we could be EBITDA profitable with our ability to focus on free cash flow. You know, very quickly, if that was the priority to the business and if that was, you know, our shareholders would generally wanted us to do but so long as the growth fundamentals are pretty strong. That's what we are going to focus on.

Tom White, DA Davidson

Got it, thank you.

Dawn Francfort, ICR

Okay next question comes from Andrew at JMP.

Andrew Boone, JMP

Hi Guys, thanks for taking the questions. To start off talk about the levers for attach so as we think about other products it sounds like walking is the on ramp lead for most customers so talk about how most customers evolved to boarding and then wellness as well as the future products that are on the slate that are more CPG more CHWY type goods just talk about the evolution od cross selling in more verticals.

Garrett Smallwood, Wag CEO

Adam I’ll go first and you can fix it where I mess up. So I think Andrew, we really do think about walking as the on ramp, I said that earlier on. We call it unlocking the home we really need a way of getting in the house that's like the key to the Wag product. We need to get on your phone and get in the house and once we've done that we then provide a ton of value with the dog walking service and then lock you in with premium. We don't look at premium as a revenue driving component of the business, it certainly drives revenue but we price it really even more fairly than we otherwise to increase penetration at premium and lock you into the premium subscription base then forces you to cross sell. So we think about walking plus premium as locking you into the platform and then we get really personalized on the recommendations we make based on time of year based on dog needs based on fleeing and tick season whatever it is so for example, over the Easter holiday, very proactive about boarding and sitting options in your area and even recommend you book with the caregiver you know and lock in that early discount. You know during flea and tick season we might think about bundling in meds into your offer before flea and tick season. So generally like premium is the lock in combination with walking you’re then using the app every week and checking your services. And then having a reason to cross sell. Same thing is true with wellness. If you think about the pet parent that is participating in the Wag marketplace premium pet parent spending $100 to $150 a month on services makes sense to have insurance or wellness plans. Those are all easy things to put in front of them. Does, that answer your question Andrew?

Andrew Boone, JMP

Yeah, that's great. Just following up on an earlier question as we think about basically connecting various walkers to the same pet but it's it seems to me that you want kind of the same walker over and over again. So can you just kind of double click on that? Do you guys getting pushback from customers in terms of switching providers? How do you think about that internally?

Garrett Smallwood, Wag CEO

Absolutely. There's three types of customers. First type of customer is the do it for me customer. I have no preference just get my dog walked at the time I need and make sure it is a phenomenal experience. They’re usually using what we call an on demand pick for me product because it's like you book a request you find a local caregiver and they’ll do a great job. The second customer is the I want to pick but I am more of a picky pooch I have a few preferred caregivers I really like working with and if I have to have someone else I would but I really want the people my dog loves and the people I love. We have a function in our app that can mark your caregiver as preferred. So if Andrew I went and walked your dog, you can say this is my favorite caregiver I’m gonna heart them and they’ll get the request first next time so they have a chance to get the request first, Usually it's a cloud of preferred caregivers you choose 5-7 people and get that first dibs chance again so there’s like this episodic booking. The third customer is very picky. Like I'm DIY I want to do I want to go it myself and they want to look at the pros build a relationship do messaging. And that’s usually more specific long duration sitting and boarding business they have a really strong preference as to the house the location and the type of service they’re going to get, how much time they’re going to spend with the pet we call that our browse and book customer we offer that option but again, it's gated behind premium. So you have to be a paying participant it the platform to look at all the local care givers and be able to message with them, so we kinda fix all three of their needs, but again really its going to be up to the customer and how they select it and our goal again to keep them in the product and the platform to benefit the most.

Dawn Francfort, ICR

Okay great, the next question is from Brian at Chardan.

Brian Dobson, Chardan

I guess just going back to customers referrals for a moment you mentioned that those were really important drivers for new consumers so how are you incentivizing that behaviour and I guess in addition to that might adding some more color around your general call it marketing efforts and which platforms you are seeing a lot of success in.

Garrett Smallwood, Wag CEO

First things first, really important reminder again that the caregiver base that's participating in the wag marketplace are not professionals. If you ask any of them they don’t do this for a living they just think this is just fun. I love it. As a result. believe it or not, caregivers refer other pet parents to the platform in mass they actually have to get recommendations to participate in the marketplace every recommendation drives a download an app and an install they have to get referrals from other pet parents to build their book of business and they could post their profile on places like next door or Craigslist and other sites to get more customers themselves. That is a huge opportunity for us and that’s something that we continue to lean into, is the pet caregivers build their own book of business on the Wag platform because they're not a professionalized supply. The second is just certainly pet parents referring other pet parents. I live on my block and Barbara up the street wants a dog walker too, we have give, get referral campaigns those campaigns change a lot usually its get a free walk if they refer someone or similar service and we definitely experiment with the bounds of that credit Adam can talk more about that if he’s interested, we do give get campaigns for our pet parents to get them to benefit from that. The third question was marketing mix. Where we are spending dollars. It's a fun exercise. T\Patrick is our CFO and spent a bunch of time on services and marketplaces and he says we just got to think about where the customer is today. Today they're on tik tok reels on Facebook a little bit. Maybe a little bit there. And what they're doing is they're starting to move across the landscape into things like podcasts like they’re starting to get back on trains so we’re thinking about podcasts and terrestrial so, they're not spending as much time in front of the TV so we won’t do that much streaming but maybe weekend streaming. We’re trying to think about where the pet parent is in their commute, where the pet parent is as they return to normal but as I say tic toc reals some TV, some terrestrials have all been pretty successful but that Mix will continue to change as the world returns to normal.

Brian Dobson, Chardan

That's really helpful. And then as we’re thinking about M&A in the future adding additional sales verticals. How do you believe that's going to impact the margin mix of your business overall call it the next two years or so?

Garrett Smallwood, Wag CEO

Have tough decisions to make right? If we introduce a bunch of capex and we start doing the distribution obviously that would apply downward pressure I think we have to be really thoughtful on our ability to do that. Not historically where our strength has been. So I think we continue to be really excited about software like subscription businesses, high margin software businesses in other business where we can be the broker. We can be the middleman so we can be in the market that can participate in the upside. So I generally think that we will continue think very strongly about margin differentiation but if there was a huge opportunity us to apply downward pressure to margin with a massive increase to AOV we would probably consider it.

Brian Dobson, Chardan

All right, excellent. That's very helpful. That was great seeing all of you today.

Dawn Francfort, ICR

Okay, great. The next question is Marvin at BTIG

Marvin Fong, BTIG

So I know you just talked about the subscriptions and how you view that as a very high value item for pet parents and can use the penetrating further but you know if I just do some quick math 4 or 5 walks is like 30 bucks a piece you know? That almost pays for itself with the 10% discount so just wanted to get your thoughts on is that kind of the right math you know that would explain why the penetration rate is so high. How do you think about leveraging that price lever? Where do you think you have pricing power in the subscription until you got pushback and then I have a few more questions.

Adam Storm, Wag President and Chief Product Officer.

Yeah, so the real answer is there is flexibility in terms of how much we can charge. Customers have shown a propensity to pay $14.99 a month. The point of premium is to lock customers into our ecosystem. Not trying to monetize primarily through premium. The analogies I would give It’s like Dash Pass or Amazon Prime. One of the ways we refer to premium internally is Amazon Prime for pets. You have this one subscription that you pay $9.99 a month that gives you access to this suite of products services that all feel like a deal to you and also to use the Door Dash example. Door Dash is going to be rolling out not just restaurant delivery but convenience store delivery is the first thing they're gonna be doing then they’re going to be doing grocery store delivery and general goods delivery and do last mile logistics. If you're a Dash Pass customer you’re not just going to go to another platform, like Instacart like you know they do groceries right. But if you're a Dash Pass customer and they offer groceries and get a better deal, it's easier for you you’re already used to the app interface then you're gonna do it with DoorDash ecosystem. So that's really the philosophy behind premium, don't maximize the price maximize the savings, stickiness. How compelling it is to do other products and services. And just as a final point there, you know, to give you a sense, pre-pandemic dog walking was on the order of 90% of our service mix and since then sitting and boarding has grown 3 or 4x just as a function of Wag premium driving increasing usage rates so really about not maximizing price, maximizing penetration.

Marvin Fong, BTIG

So, sorry if you have disclosed this else ware but what sort of your exposure by geography? Are you concentrated in like New York or any other city?

Garrett Smallwood, Wag CEO

Yes every single market matters like city size. We could break down geos for you. We break it down by tier like tier 1234. Adam want to talk about tier distribution?

Adam Storm, Wag President and Chief Product Officer

Yeah, certainly the big cities are important. The top 5 metros in the US are going to make up around 40% of our revenue but it’s really a longtail after that. The tier two cities in the US think your Atlanta, Denver, Portland kind of everything of that Austin think of that size its going to make up the next 30%. And then 30% really is the longtail of markets and the mental model where are there places where people really love their pets and need a little extra help. Every city in the US has hospitals where workers have 12 hour shifts and can't get home. Wag is core to them being able to take care of their pet. So it really is everywhere there are premium pet parents we are doing services.

Marvin Fong, BTIG

One last technical question I guess. On the wellness side I think it's all basically affiliate fees so it’s super high margin, right? Is that also true of the telehealth? Are you providing that service on your own or also just getting referral fees for that?

Garrett Smallwood, Wag CEO

Yeah telehealth we're continuing to experiment with the best mix today we are using the same services structure that we have with the rest of the lines. Vet techs and veterinarians participate as caregivers using the caregiver app and we charge a 40% premium we are continuing to think how we leverage that you could have higher margins on that and would say we are far from done there.

Dawn Francfort, ICR

Okay, next question comes from Matt at Roth.

Matt Koranda, Roth

So a couple things I wanted to cover guys, and thanks for doing this, this is super helpful. First question I had was are you gonna report any form of active user base on platform on a regular basis? Noticed in the first quarter the data point you guys gave us 325,000 platform participants but just any more segmentation you can do on that be super helpful and just curious about sort of how you guys are gonna do that.

Garrett Smallwood, Wag CEO

We talked a lot about this and used your input and some others. When you think about Wag there are a lot of paying participants. Not just the pet parents it’s also the caregivers. The caregivers pay an application fee to join the platform. They actually have a thing called instant pay that we monetize for real time payments from the FinTech angle and we think we’ll have additional ways to monetize the caregiver base. They are really the ones participating in the economics. Anyway the pet parents they're booking services and comparing insurance plans and buying wellness products. So in some way all of them are monetizing and to be clear we look at all of them as monetization opportunities and how we benefit them through the platform. So we take that platform participant number and is frankly adequate because it allows you to back into the appropriate RPU so I would look at platform participants over revenue as a good guidance for how we think about RPU.

Matt Koranda, Roth

Okay, and you do RPU on a revenue basis or a gross bookings basis?

Garrett Smallwood, Wag CEO

Revenue.

Matt Koranda, Roth

Okay. And then what's like can you break out a little more color on what's driving the cohort LTVs higher? You had a good slide that kind of shows the progression of cohort LTVs and they go higher over time especially through 2021 and 2022 year to date. I guess is it just higher attach rates on premium or is just more frequency?

Garrett Smallwood, Wag CEO

Yeah, I wish it was one thing then my job would be a lot easier so I could be like just keep doing that one thing so let me break out how we think about it, so we would tip over the late 19 it's been kind of been 2 years of improving LTV and this is where I tell the board is my whole job is to improve LTV. That is the health of the business and how we capture more dollars from customers. So year 1 was we think about margin expansion so we really focused on marketplace mechanics and really making sure you're getting matched with a great local caregiver each and every time and that you're paying the right price. So caregivers set their own rates. They are able to manage their rates on a market by market basis and pet parents are making sure they are getting the right caregiver match they are requesting. We removed a lot of discounting. We used to give away a lot of first walk for free, discount for bundle, we used to have credit packages and then rolled out premium. So year 2 which is really 21 is multi service attach rates. We rolled out wellness, we rolled out telehealth, we rolled out cat services, we rolled out more drop in products got more aggressive with sitting and boarding. That was really the year of attach rates. So year one was going to be margin expansion, year two is going to be attach rate, year three is going to be both of those things plus stickier products. What we're finding is that customers are spending more faster because premium is locking them in on day one, it's easier than ever to get a great local pro and then suddenly if they onboard during say a sitting and boarding holiday they’re booking quickly thereafter it’s kind of putting all of those things together. As a reminder we haven't assumed any premium upside to existing cohorts when we think about our model but is all potential upside as premium continues to penetrate.

Matt Koranda, Roth

Absolutely. Lastly, I guess hitting the m&a question a bit more can you just talk about capacity on the m&a front sort of post de-SPAC cash level assumptions and then sort of appetite to take on debt for certain acquisitions. Would you be willing to take on some more debt capital and the capacity to do that versus using shares as a currency? I just wanted to get your overall thoughts there.

Garrett Smallwood, Wag CEO

How I think about m&a and how we think about m&a. We really like founder led businesses with real scale and we think that we can help accelerate their business either with pet parents or caregivers or the marketplace brand. That’s what we did a few times in the last year. Looking at businesses that are probably early stage founder driven smaller teams that we think can help accelerate pretty dramatically and fit them into the marketplace. A lot of this is going to come down to like where the market is, how we are valuing our equity and how we think about the overall conditions as well as what it takes to get the business. I can't say specifically how I think about structuring these things but we want to be non-dilutive. I want to be thoughtful on how we distribute so we are looking at smaller buys in ways that are not going to put downward pressure on our shareholder base.

Dawn Francfort, ICR

Next question is Rohit at MKM.

Rohit Kulkarni, MKM

Nice job today. Couple questions. Big picture I think you touched on this. Outside of the current scope of Wag services and wellness what else are you thinking in terms of adding incremental layers of growth? What’s more near-term and what's more possible, most attractive to you?

Garrett Smallwood, Wag CEO

Look I think Adam hinted to Marvin I believe about how much we love premium and there is certainly pricing upside on premium but we don't really think that’s the actually upside. The upside is continuing to bundle in no brainer products into the Wag premium subscription. Wag premium is super sticky right. It locks in the customer it gets them to purchase more do more. It's just a great mechanism that continues to build a relationship with the customer. So we like things that are reflective of a subscription base. So you could think things like direct to consumer pet meds we really like ones for heartworms and flee and tick and it’s a no brainer for our customers and they are pretty fairly priced. We like things like pet food and treats as well as vitamins. Our pet parents are very health conscious. They want their pets to get exercise and get breaks and be outside and play. Makes a ton of sense for them to have healthy vitamins and snacks that are really human grade products. I would say those are probably the two biggest levers in terms of expanding the subscription base and locking in the customer and I think the one that could potentially unlock more TAM would be home access solutions. When you think about it we're really accessing homes across the country everyday 1000s of times a day where we are entering your home picking up your dog while you’re not there. I think a big lever to unlock is figuring out a way that unlocks more homes over night it automatically establishes trust. So you can think about even things like getting home security and digging into home access.

Rohit Kulkarni, MKM

Okay. And then in terms of distribution of bookings urban, the suburban. Any idea which area is is more profitable for you and where do you see more opportunity to penetrate either on the supply or demand side. Some marketplaces have a different point of view which is profitable which is low hanging fruit and whatnot.

Adam Storm, Wag President and Chief Product Officer.

Yeah, so in terms of profitability and margin because the caregivers set their own rates all of the markets have the same percent margin profile but the average order value for the same service as you can expect is going to be a little higher in Manhattan as opposed to maybe El Paso. In terms of where we see growth opportunities it’s kind of both. I actually don’t have a good answer for you. It’s where there are pet parents who need extra help. When you think about who's gonna return to work faster we've seen a bias toward secondary markets as you know opposed to primary markets. Dallas is returning faster than New York or San Francisco for that matter. So we think that they are going to lead the charge but in terms of where we see growth over the longer term it's anywhere there are premium pet parents.

Rohit Kulkarni, MKM

Last one on CAC. Most of the DTC companies we talk to talk about inflation at Facebook, inflation at Google, and whatnot, what do you assume when it comes to CAC going forward? I know we talked about out of home and other ways to manage that but what’s your CAC assumption?

Garrett Smallwood, Wag CEO

We are assuming it’s a mess to be honest with you. It continues to be a mess with all the changes that are taking place it is an ever-evolving market as you know. So I think there's two things we are assuming. One is we continue to believe that organic will be a strong channel for us. We continue to believe that the natural tailwinds of the pandemic rolling off alongside Wag being the only on demand pet product that exists in all 50 states and 5,300 cities. This will continue to be a catalyst for the business. And then we believe that we will have massive channel diversification in a given time and will be leaning in and out based on the trends. Say Snapchat Android certainly might work versus Facebook, iOS, right. So we continue to believe we’ll need to diversify and lean in and out pretty quickly just based on this rapidly evolving ad landscape.

Dawn Francfort, ICR

Okay, great. I think we have two more questions in the que. Feel free to you know, come back if you have any follow ups. You can also email me at Dawn.Francfort@icrinc.com if you want to email one as well, but I am going to take the next question from Lamomnt at Stifel.

Lamont Williams, Stifel

Quick question. Are you seeing any inflation in the pricing of services on the platform? It looks like offline there has been some sort of inflation at least in some of the major markets. Could this be a driver of revenue this year into next year? What do you guys think there?

Garrett Smallwood, Wag CEO

What we are seeing on a market by market basis, it's seems very limited. I would say it’s almost an outlier and again we're still trying to wrap our heads around this thing real time. Adam will probably answer this better than I am Lamont but what we are seeing is that most are anti work are looking for work that’s fun Wag and I can't imagine a better gig than being paid to hang with other people’s pets. It's like there's actually downward pricing pressure in a lot of markets to get more gigs and we generally have not seen significant boosts in service pricing. Maybe 5% in non competitive markets. Adam anything else you want to add?

Adam Storm, Wag President and Chief Product Officer.

No, I would say because we have caregiver pricing and the ecosystem can kind of adjust autonomously. You can look at the results which are you know maybe 5% increases in pricing  but not really substantial. Then it really comes down to why is the caregiver doing this? What is their kind of perspective and mental state. And ultimately, you know, if you get paid 12 dollars versus 14 dollars to hang out with a goldendoodle on a sunny day is not what you’re there to do. You're there to bond with pets and be outside and maximizing your economic participation is almost secondary to that.

Lamont Williams, Stifel

Then you know, forgive me if you touched on this and I missed it, but have you thought about international expansion?

Garrett Smallwood, Wag CEO

Yes we haven’t. Probably a weird time to go really international but we are not in Canada so certainly compelling to us. Canada we would probably view as a tier 2 market. Probably a great market for overnight to be frank. Believe it or not Mexico is an interesting market. Petco has recently had some success in Mexico. Probably like Mexico at some certain small scale and then probably London. London makes sense for us based on the density. And I think that we would probably look at that early 23 because we have a lot on our plate right now. Okay, great. Thanks.

Dawn Francfort, ICR

Now we have a follow up from Andrew.

Andrew Boone, JMP

So I just wanted to follow up in terms of most people thinking about you guys in terms of ROVR. If I think about their business and 70% of it is overnight boarding, right. Can you just talk about the difference in leading with walking versus leading with boarding and why is it a better decision to lead by walking versus boarding and just on the competitive question who else is out there that you guys see? So if we think about this massive shift where everyone’s been offline you guys are providing this very simple solution. Who else should we be aware of from a competitive standpoint?

Garrett Smallwood, Wag CEO

First things first ROVR is the easiest comp. It’s not the most accurate. ROVR enters someone else’s home for boarding. It’s an out of home service. Think about it like landscaping versus house cleaning. A lot easier to trust someone mowing your lawn. It’s pricing. It’s like optionality. If someone comes to clean your house you really care about the person the trust the relationship and you stick with them forever. We’re really an in-home product ROVR is really an out of home product. We're also the only on demand product. ROVR tried to enter on demand and had to write off the whole thing it’s really hard. Really complicated. It's really, really hard and is really, really tough. On demand meaning I want to submit a request and find a great local pro in 15 minutes. ROVR is a listing site with a directory service you have to message lots of pros schedule a meet and greet. LTV and frequency. I think their LTV is like $160 or something like I usually check I don't know for sure. And then frequency is like 7 or 8 over 3 years, ours is very different if you're booking 4-5 times a month and our LTV is $340 hours. So I’m not saying one is more right than the other. We just like the idea that walking as a way into the home, unlocking the pet parent on the app for lots of other things. I think it’s a lot harder if it’s an episodic need. So our need is every week pervasive forever and as a result as you then lock into premium someone with a subscription product and then you do all the other things with us like wellness, insurance and all of these other products that we are offering. Hopefully that answers your first question and nothing against ROVR. They are a derivative of Airbnb. It’s a great boarding alternative. I think they built a fantastic sitting and boarding business but again hyper episodic. Really going to be seasonal. To answer your question about competition, not a lot of on demand competition. If you need an on-demand dog walker, or drop in care taker or even sitting and boarding on demand you’re going to go to Wag. That’s why brand building is so important to us. We think about our competition as really the directory sites that rank really well. So like Yelp, we think about them as mostly a competitor. Care.com as a competitor. They are the line drives for local business. And then the second one is going to be your neighbor or family friend. Going away for the holiday and you have a dog I trust my friend like can you just watch my dog? That’s competition to us but it’s really the people who are enabling local small businesses to be discovered so we want to continue to enable care givers to be viewed as local small businesses. Building the tools to enable caregivers to build their business is really important.

Andrew Boone, JMP

And then just one last one. In terms of Omicron in January, can you guys talk about the impact that had. Are we thinking about COVID as being less impactful on a go forward basis? Help us understand the exposure to the pandemic on a go forward basis.

Garrett Smallwood, Wag CEO

Definitely applied downward pressure on the business in q4. I haven’t quantified it I don't think but it definitely applied downward pressure on the business. We still beat and we were conservative in our estimates. I would say that the pandemic is the number one lever outside of anything we do on how the business returns. So if the pandemic continues to roll off and I think Fauci came on this morning and said we are no longer in the pandemic phase which is huge for us and as people start returning to date night, returning to movies, riding their bikes outside and not wearing masks in bowling alleys then our business will continue to return, that that would be like the number one accelerant for the business. More people looking for help is great for our marketing efficiency more people booking is obviously great for our business and revenue, but it’s really catalyst of I’m not home who is going to take care of the dog?

Dawn Francfort, ICR

Okay, if anyone has any follow up questions you have an opportunity to use the raise hand function again.

Tom White, DA Davidson

My question is on the frequency. You talk about 4-5x a month you know I got a pandemic puppy. If he doesn't get walked once a day he destroys the place. So how do you think about driving engagements even higher? Is it launching different tiers of Wag premium?

Garrett Smallwood, Wag CEO

Let me give you two numbers then I’ll pass to Adam. First things first, premium pet parents are booking 7-8 times a month just a natural evolution upwards. Of week day schedules, 20% of them have a set and forget plan. Meaning you’re like hey Monday Wednesday Friday I need a caregiver forever in perpetuity. Give me one of these 5 and I’ll just book. That’s 20% of weekday schedules today. That’s also what makes our schedule easier to model. Almost a subscription like nature with the frequency of the product. Adam want to talk about how we move people up the frequency curve?

Adam Storm, Wag President and Chief Product Officer

Simply put, a lot of customers who want a daily caregiver are not going to book that as their first service. They want to go for a test drive. A lot of customers see how the first service comes out see how the GPS tracking is see how the first report card is and the overwhelming kind of emotional state of the customer pre-booking is optimistic but nervous and then post first booking the emotional state is relieved and impressed. After customers complete that first second third service they get more comfortable what does Wag enable me to do and we’re really conscious in our CRM efforts and our upsell or cross sell Wag premium efforts to move you into those more frequent use cases. You kind of see that in our blended frequency going from 4 to 5 with the blended population. 7 to 8 for the premium customers. That’s really the language we are already speaking. So we are hoping as people go back to the office not once a week and not for meetings and people are in the office 2 3 4 days a week they’ll use Wag as that out of home option. And we are going to be very vocal from CRM cross sell upsell to get them to do that. Put numbers to it.

Dawn Francfort, ICR

Garrett, I do have one that came through the email. What do people often miss about the category of business? You touched on that a bit, and what’s the biggest risk of the business?

Garrett Smallwood, Wag CEO

Biggest risk is the pandemic. Again, that is out of our control. Any sort of Omicron point 0 whatever they’d be called would not be delightful for us. That is a headwind not a tailwind, so we need to continue to have the tailwinds of the pandemic rolling off to allow the business to continue to accelerate. What are people missing on the business? The platform. Everyone thinks it’s a dog walking business. It’s not a dog walking business. It’s a platform for how you can take care of your pet. We have 48% of pet parents subscribing $9.99 for Wag premium which isn’t even a service it’s a subscription product. We then lock them into all these other services and products. We have a 26% attach rate to other services and that’s improving. And our LTV over the last three years continues to increase by I think almost 3x. So it is truly a platform if you think about this management team we are platform builders we are very bullish on being public and being able to continue to build the platform. You have to really be able to understand will services naturally come back because of the pandemic? We think so. Will wellness continue to grow as a function of the category? We think so. And what else can you give in front of pet premium parents so that they continue to take part in the platform? Lots of amazing things. So we’re excited about being a public company and doing that.

Dawn Francfort, ICR

Well that’s great. I don’t think I see anymore questions that was a good one to end on and we to be respectful of everyone's time season we know you’re in earnings season and we really appreciate you all coming on. I'm going to hand it back to Garrett thanks everyone for attending.

Garrett Smallwood, Wag CEO

We appreciate the time from each and every one of you. I know how busy all of you are. Again Dawn’s happy to receive and acquire and address any outstanding questions you might have. Please don’t hesitate to reach out and look forward to building more relationships and thanks for taking the time with us today.